Exhibit 3(h)

FIRST AMENDMENT TO

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAGELLAN GP, LLC

This First Amendment (this “Amendment”) dated as of February 3, 2004, to the Amended & Restated Limited Liability Company Agreement (the “Agreement”) of Magellan GP, LLC (the “Company”), a Delaware limited liability company, dated as of December 1, 2003, is adopted, executed and agreed to by Magellan Midstream Holdings, L.P., a Delaware limited partnership, as the sole member (“Member”) of the Company, pursuant to authority granted in Section 13.05 of the Agreement. Capitalized terms used but not defined herein are used as defined in the Agreement.

WHEREAS, Section 13.05 of the Agreement provides that the Agreement may only be amended by a written instrument executed by the Member (except in the case of amendments to certain provisions contained in Article VII that must be approved by the Board and are otherwise subject to the restrictions on amendment contained in such Article);

WHEREAS, the Board of Directors of the Company approved the form of this Amendment at a meeting held February 3, 2004 at which a quorum was present and acting throughout;

WHEREAS, the Member deems it to be in the best interest of the Company to amend Section 7.05 to allow notices of meetings to be delivered by e-mail.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. The second sentence of Section 7.05 is hereby amended and restated to read in its entirety as follows:

“All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail, telegram or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company.”

2. Except as hereby amended, the Agreement shall remain in full force and effect.

3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

4. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Magellan Midstream Holdings, L.P., Member
By: Magellan Midstream Management, LLC, its general partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Chief Executive Officer & President

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